Insider trading policy

Policy Overview

The Board of Directors (the “Board”) of First Hawaiian, Inc. (“FHI”, and, together with First Hawaiian Bank and its other subsidiaries, the “Company”) has adopted this Insider Trading Policy (this “Policy”) for the Company’s officers, directors and employees with respect to their trading activities. This policy is designed to prevent insider trading, or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct.

TABLE OF CONTENTS

1. Purpose3

2. Applicability of This Policy3

3. Prohibition Against Insider Trading3

4. Prohibited Transactions in Securities4

5. Trading Restrictions6

6. Administrative Procedures7

7. Annex A9

1.	Purpose

The Board of Directors (the “Board”) of First Hawaiian, Inc. (“FHI”, and, together with First Hawaiian Bank and its other subsidiaries, the “Company”) has adopted this Insider Trading Policy (this “Policy”) for the Company’s officers, directors and employees with respect to their trading activities.

For purposes of this Policy, the term “employee” includes all employees, independent contractors, advisors and consultants of the Company. Federal and state securities laws impose important trading restrictions on certain individuals who learn of material, non-public information regarding a company. These laws impose severe sanctions on individuals who violate them and may impose large fines on the Company if the Company fails to take appropriate steps to prevent violations. The purpose of this Policy is to promote compliance with securities laws and regulations prohibiting insider trading activities and to provide guidance on the proper procedures for permitted trading activities.

2.	Applicability of This Policy

This Policy applies to the Company’s officers, directors and employees, as well as to their family members (as defined below) and to any partnership, trust or other entity under the control of an officer, director or employee of the Company or his or her family members (collectively, “Covered Persons”). As used in this Policy, the term “family members” means children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law and any adoptive or guardianship relationships, provided that such family member either (i) shares one’s household or (ii) is materially dependent upon one for financial support.

Covered Persons are responsible for ensuring that their Immediate Family Members residing with them and their controlled entities comply with this Policy, which imposes three principal restrictions with respect to trading activity:

●	a prohibition against insider trading or tipping;
●	a prohibition against specified transactions in Company securities; and
●	trading restrictions.

FHI will also be prohibited from trading in the Company's securities at any time based upon material, nonpublic information, consistent with applicable law.

3.	Prohibition Against Insider Trading

Company Securities. This Policy applies to the Company’s common stock (together with any other type of security that the Company may issue, the “Securities”) and derivative securities, which are securities whose value is derived from the value of Securities, such as exchange-traded put or call options or swaps relating to Securities. Covered Persons may not, directly or indirectly, engage in any transaction involving the purchase or sale of Securities if they are aware of

“material”, “nonpublic” information relating the Company (see Annex A of this Policy for definitions and discussions of these terms).

Other Securities. The prohibition on insider trading set forth in this Policy is also applicable to trading in securities of other firms if the Covered Person engaging in the trading activity is aware of material, nonpublic information about such other firm obtained in the course of service with the Company (which, for the avoidance of doubt, includes acting as a director, officer or employee of the Company for the purposes of this Policy).

Unauthorized Disclosure. Covered Persons may not pass on material, nonpublic information relating to the Company or any other entity to others or recommend to anyone the purchase or sale of the relevant securities or any relevant derivative securities when they are aware of such information. This practice is known as “tipping” and violates the securities laws, even if the Covered Person does not trade or gain any benefit from another person’s trading.

Post-Termination Transactions. This Policy continues to apply to Covered Persons’ transactions in Securities even after they have terminated employment with or other services to the Company. Thus, if a Covered Person is aware of material, nonpublic information when his or her employment or service relationship with the Company terminates, the Covered Person may not trade in Securities until such information has become public or is no longer material.

4.	Prohibited Transactions in Securities

Certain Transactions Under Company Plans and Other Transactions. Certain transactions under plans maintained or sponsored by the Company may involve the purchase or sale of Securities at a time when a Covered Person is in possession of material non-public information. Accordingly, this Policy will apply to certain transactions under these plans and will not apply to others.

●	Stock Option Exercises. This Policy’s trading restrictions apply to the exercise of a stock option if a Covered Person, directly or indirectly, sells or otherwise surrenders any of the shares he or she received as a result of the option exercise (including shares withheld by the Company, if any, to fund the exercise price or pay taxes).
●	Restricted Stock Awards and Performance Share Units. This Policy does not apply to the vesting of restricted stock or performance share units, or the surrender or withholding of shares to pay for taxes incident to such vesting. Shares of Securities may not be sold, however, to satisfy such tax obligations.
●	401(k) Plan, Future Plan or Employee Stock Purchase Plan. Should the Company offer investing in Securities as an option under its 401(k) plan, its Future Plan or its Employee Stock Purchase Plan, this Policy’s trading restrictions will not apply to purchases of Securities in the plans resulting from a Covered Person’s periodic contribution of money to either plan pursuant to his or her payroll deduction election, or to purchases of Securities resulting from a Covered Person’s reinvestment of dividends paid on shares of Securities held in his or her plan accounts. The trading restrictions will apply, however, to a Covered Person’s election to participate in the plans as well as to elections made under the plans to (a) increase or decrease the percentage of the periodic contributions that will be allocated to the Company stock account, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock account, (c) borrow money against the plan accounts if the loan will result in a liquidation of some or all of the Covered Person’s Company’s stock account balance, and (d) prepay a plan loan if the prepayment will result in allocation of funds to the Company stock account.
●	Gifts. Where a Covered Person chooses to gift Securities, such gifting may occur only if the Covered Person is not in possession of material, nonpublic information at the time of the gift and, with respect to Insiders (as defined below), only during Window Periods (as defined below) (with preclearance for FHI directors and Designated Officers (as defined below)). Notwithstanding this general rule, a Covered Person may make a bona fide gift of Securities to a tax-qualified charitable institution that the Covered Person does not control and for which he or she is not a director, trustee or executive officer so long as he or she is not in the possession of material, nonpublic information at the time of the gift.

No Short-Term or Speculative Transactions. Short-term or speculative transactions in Securities are prohibited. Such transactions may create incentives conflicting with those of the Company generally or may lead to inadvertent violations of the insider trading laws. These prohibited transactions include:

●	Short Sales. Short sales of Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that Securities will decline in value, and may thus signal to the market that the seller lacks confidence in the Company’s prospects.
●	Short-Term Trading. Officer and directors are subject to the reporting and short swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must comply with the applicable provisions whether or not in possession of material, nonpublic information. Any transaction involving the purchase or sale of Securities by an officer or director must be precleared by and reported to the General Counsel of the Company or, if there is none, the Secretary of the Company (or such other officer as he or she may designate from time to time) (such General Counsel, Secretary or other officer referred to in this Policy as the “Designated Person”).
●	Publicly-Traded Options. Given the relatively short term of publicly-traded options (i.e., put options, call options) or transactions in other derivative securities, such transactions may create the appearance that an officer, director or other employee is trading based on material, nonpublic information and may focus an officer’s, director’s or other employee’s attention on the Company’s short-term performance at the expense of its long-term business objectives.
●	Hedging Transactions. As hedging or monetization transactions through the use of financial instruments, such as prepaid variable forwards, equity swaps, collars and exchange funds, result in the ownership of Securities without the full risks and rewards of ownership, the owner of Securities may no longer have the same objectives as the Company’s other stockholders do.
●	Margin Accounts and Pledging. Securities held in a margin account or pledged as collateral for a loan may be sold without the security holder’s consent by the broker if the holder fails to meet a margin call, or by the lender in foreclosure if the holder defaults on the loan. Such sale may occur at a time when the holder is aware of material, nonpublic information or otherwise is not permitted to trade in Securities for a loan. As a result, no officer, director or employee may place Securities in margin accounts, unless they are treated as non-marginable by the brokerage firm.
5.	Trading Restrictions and Preclearance Requirements

Window Periods. The Designated Person will maintain a list of directors and designated employees who may have access to sensitive information (collectively, “Insiders”). The Designated Person shall review such list regularly and no less than annually. Transactions in Securities by Insiders, as well as by any partnership, trust or other entity under the control of an Insider or by his or her family members, may be effected only during the period of time designated for trading by the Company (such periods, “Window Periods”). Window Periods will commence at the open of market on the second trading day following the date of public disclosure of the Company’s financial results for a particular fiscal quarter or year and will continue until the close of market on the day that is two full weeks prior to the end of the next fiscal quarter. Prior to the commencement, and following the closing, of each Window Period, the Designated Person will cause each Insider to be notified by email that he or she has been designated as an Insider and may not effect trades of Securities other than during Window Periods.

Standard Blackout Periods. Each period outside of a Window Period (each such period, a “Blackout Period”) is a particularly sensitive period of time for transactions in Securities. This sensitivity is due to the fact that Insiders will, during that period, often be aware of or possess or at the very least be presumed to possess material, nonpublic information about the expected financial results for the quarter during that period. Consequently, trading by Insiders will be prohibited in each Blackout Period.

Special Blackout Periods. From time to time, the Company may also prohibit some or all Covered Persons from trading Securities because of material developments known to the Company and not yet disclosed to the public. No applicable Covered Person may engage in any transaction in Securities during any special blackout period that the Designated Person may designate (each such period, a “Special Blackout Period”). No applicable Covered Person may disclose the designation of a Special Blackout Period to any third party. The Company will announce the beginning and end of a Special Blackout Period by providing written notice, including by email, to all Covered Persons to whom the Special Blackout Period applies.

No Trading on Material Nonpublic Information at Any Time. Even during a Window Period, any Covered Person who is aware of or possesses material, nonpublic information concerning the Company may not engage in any transactions in the Securities until the second trading day following the public disclosure of such information, whether or not the Company has imposed a Blackout Period or a Special Blackout Period. Trading in Securities during the Window Period should not be considered a “safe harbor”.

Preclearance of Transactions in Securities by Officers and FHI Directors. An officer of the Company who is an “officer” for the purposes of Section 16 of the Exchange Act will be considered a “Designated Officer”. Any transaction in Securities by an FHI director or Designated Officer, even during a Window Period, must be preapproved by the Designated Person. A request for preapproval should be submitted to the Designated Person at least two trading days in advance of the proposed transaction. The Company is under no obligation to approve a trade submitted for preapproval, and may determine not to permit the trade.

Unless revoked, a grant of permission will normally remain valid until the close of two business days following the day on which it was granted. If the proposed transaction has not been entered into during this time frame, such Covered Person must resubmit the request for preapproval. Preapproval of a transaction does not constitute a recommendation by the Company or any of its employees or agents that any director or Designated Officer engage in the subject transaction. The execution of a precleared transaction must be reported to the Designated Person (through email, duplicate confirmation directly from the broker, or otherwise) immediately, but no later than the day after execution of the transaction.

6.	Administrative Procedures

Approved 10b5-1 Plan. The trading restrictions described above do not apply to transactions executed pursuant to a preexisting Approved Rule 10b5-1 Plan. For purposes of this Policy, an "Approved Rule 10b5-1 Plan" is a written trading arrangement that complies with all of the requirements of Rule 10b5-1(c) under the Exchange Act. A Covered Person must obtain prior written approval from the Designated Person before entering into, amending or terminating an Approved Rule 10b5-1 Plan.

With respect to any purchase or sale under an Approved Rule 10b5-1 Plan, the third party effecting transactions on the behalf of the Covered Person should be instructed to send duplicative confirmations of all such transactions to the Designated Person (through email, duplicate confirmation directly from the broker, or otherwise) immediately, but no later than the day after execution of the transaction.

Reporting of Violations. If Covered Persons become aware of a violation of this Policy, Covered Persons should promptly report the violation by following the reporting guidelines in the Company’s Code of Conduct and Ethics, under the “Reporting and Accountability” section.

Exceptions. Personal financial emergencies do not excuse Covered Persons from compliance with this Policy. However, there may be circumstances from time to time in which the application of this Policy produces unfair or undesirable results and in which a proposed transaction is not inconsistent with the purposes of this Policy. In these circumstances, the Designated Person may grant exemptions from any provision of this Policy based on his or her determination that the exempted transaction is not inconsistent with this Policy.

7.	Annex A

Material Nonpublic Information. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and questionable trading should be avoided. Information is material if it could reasonably be expected that an investor would consider it important in deciding whether to buy, hold or sell a security, or if the disclosure of the information could reasonably be expected to alter significantly the total mix of information in the marketplace about the Company. In other words, any information, whether positive or negative, that could reasonably be expected to affect the price of the security is considered “material” for the purposes of this Policy. While it is not possible to identify all information that could be deemed material, the following items or types of information should be considered carefully in determining their materiality:

●	financial results or potential restatements of financial statements;
●	projections of future earnings or losses or other earnings guidance, particularly if they differ significantly from external expectations;
●	proposals, plans or agreements, even if preliminary in nature, of a pending or proposed merger, acquisition, tender offer, acquisition or disposition of significant assets, or corporate restructuring or reorganization;
●	significant regulatory developments, as well as events having a significant regulatory effect or involving significant regulatory intervention;
●	significant developments involving corporate relationships;
●	significant related party transactions;
●	changes in key personnel, external auditors or notification that the auditor’s report may no longer be relied upon;
●	major events regarding Securities, including changes in the Company’s dividend policy, the declaration of a stock split or the offering of additional Securities or the establishment of a repurchase program for Securities;
●	defaults or potential defaults under the Company’s material agreements or the existence of material liquidity deficiencies;
●	changes in the Company’s ratings;
●	events that may result in the creation of a significant reserve or write-off or other significant adjustment to the financial statements;
●	actual or threatened significant litigation, arbitration or inquiry by a governmental or regulatory authority, or major positive or negative developments in such matters;

●	Significant undisclosed information security or cybersecurity developments (e.g., discovery of significant cybersecurity risks, including vulnerabilities, incidents and breaches);
●	- Significant compliance and/or control matters; and
●	any other facts which might cause the Company’s financial results or stock price to be affected.

The list above is merely illustrative and is not exhaustive, and other types of information may be material at any particular time depending upon the circumstances.

When in doubt, Covered Persons should treat nonpublic, confidential information as material and should consult with the Designated Person prior to engaging in a Securities transaction.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. Information becomes public when (i) it is disclosed in a way designed to achieve broad dissemination to the investing public generally, without favoring any special person or group, and (ii) there has been adequate time for the public to digest that information. Examples of broad dissemination include press releases, filings with the Securities and Exchange Commission and meetings, conference calls or webcasts that are open to the public.

Nonpublic information may include:

●	information available to a select group of analysts or brokers or institutional investors;
●	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; or
●	information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement.

When in doubt, Covered Persons should treat information as nonpublic and should consult with the Designated Person prior to engaging in a Securities transaction.